Exhibit 99.1

Dear Stockholder:

On March 13, 2014, Inland American announced an important milestone and next step in the company’s life cycle – the self-management of the REIT...... We expect that becoming self-managed will positively impact our net income and funds from operations.

On March 13, 2014, Inland American Real Estate Trust, Inc. (“Inland American,” “the company,” “the REIT,” “we,” “our”) announced an important milestone and next step in the company’s life cycle – the self-management of the Inland American REIT. Here is a brief recap of the announcement from last month. The REIT and our business manager agreed to terminate their management agreement, and the REIT hired all of the business manager’s employees and acquired the assets of the business manager necessary to perform the day-to-day operations that the business manager previously provided. No fee was charged to the REIT for this transition.

Additionally, the REIT hired certain employees of our property managers and assumed responsibility for performing certain of their significant functions, including property-level accounting, lease administration, leasing, marketing and construction functions. We also amended our property management agreements to reduce the amount of property management fees charged to the REIT as a result of the REIT’s assumption of the functions mentioned above.

Furthermore, the REIT agreed with our property managers that, subject to the satisfaction of specified closing conditions, effective December 31, 2014 the REIT will take over the remaining property management functions performed by our property managers, terminate our property management agreements, hire the remaining property manager employees and acquire the assets necessary to conduct the remaining functions performed by the property managers. Again, no fee was charged or will be charged to the REIT for these transactions.

Inland American ended 2013 with $9.7 billion in assets. Our portfolio consists of 277 properties totaling 24.3 million square feet of retail, office and industrial space, 8,290 student housing beds and 19,337 hotel rooms.

We believe this transaction underscores the Board’s confidence in Inland American’s personnel, expertise and growth prospects as a self-managed company. The self-management transactions include several benefits for the stockholders. First, self-management will eliminate the quarterly advisory fee paid by the REIT to its business manager. Also, the REIT will NOT pay an internalization or self-management fee in connection with the acquisition of its business manager and property managers.

We expect that becoming self-managed will positively impact our net income and funds from operations. However we cannot, at this time, estimate the impact due to uncertainties regarding the anticipated transition-related expenses, including the terms and conditions of employment arrangements with individuals we are hiring from our business manager and property managers, as well as other infrastructure and information technology costs associated with becoming self-managed.

2013 Year-End Financials

Inland American ended 2013 with $9.7 billion in assets. Our portfolio consists of 277 properties totaling 24.3 million square feet of retail, office and industrial space, 8,290 student housing beds and 19,337 hotel rooms. We also have 224 properties in our portfolio being held for sale. Our funds from operations (FFO)1 totaled $460 million, or $0.51 per share. Our annualized distribution rate is $0.50 per share and including the distributions paid during 2013, Inland American has now distributed over $2.8 billion to our stockholders since inception. We ended the year with $319 million in cash and a leverage ratio of 47% on $4.2 billion of debt.

Other key financial and portfolio highlights include:

•	Same-store net operating income (NOI) grew 2.2% over 2012, primarily driven by increases in our student housing and lodging sectors.

•	The retail portfolio’s economic occupancy equaled 91%.

•	Our lodging portfolio’s same-store RevPAR was up 5.3% over last year.

•	Rent per bed in our student housing portfolio increased 8.1%.

•	We acquired 21 properties totaling $1.2 billion, consisting of 14 hotel properties or 3,303 rooms, 4 retail properties totaling 483,753 square feet, and 3 student housing assets with 1,409 beds.

Our 2013 financial performance shows the strength of our portfolio and our ability to maintain our distribution rate for our stockholders. We anticipate our per share financial performance to improve in 2014.

Cash Distribution

Enclosed is a check for your cash distribution equaling $0.041666667 per share for the month of March 2014. Inland American’s distribution is paid monthly at an annualized rate equal to $0.50 per share. This equates to a 7.2% annualized yield based on our current estimated per share value, and our Distribution Reinvestment Plan per share purchase price of $6.94. If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan, a distribution statement is enclosed in lieu of a check.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

/s/ Robert D. Parks	/s/ Thomas P. McGuinness
Robert D. Parks	Thomas P. McGuinness
Chairman of the Board	President

cc: Trustee

Broker Dealer

Financial Advisor

(1)	FFO is a non-GAAP financial measure. Please review our recently filed 10K for a reconciliation of the most direct comparable GAAP measure.

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.